Comparison of change in value of $10,000 investment in Dreyfus Premier Core Bond Fund Class A shares and the Merrill Lynch Domestic Master Index

EXHIBIT A:

          Dreyfus Premier   Merrill Lynch
  PERIOD  Core Bond Fund      Domestic
          (Class A shares)  Master Index *

 10/31/91      9,552          10,000
 10/31/92     10,760          11,016
 10/31/93     12,690          12,340
 10/31/94     11,745          11,893
 10/31/95     13,809          13,773
 10/31/96     14,813          14,560
 10/31/97     16,582          15,869
 10/31/98     17,202          17,379
 10/31/99     18,299          17,438
 10/31/00     19,516          18,716
 10/31/01     21,550          21,444



* Source: Lipper Inc.